Exhibit 99

Release:	On receipt, Feb. 7, 2022
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group® Announces Fourth Quarter and Full Year 2021 Results

Company also announces common stock dividend

Company Highlights

•	Fourth quarter 2021 net income attributable to Principal Financial Group®, Inc. (PFG) of $472 million, or $1.76 per diluted share. Full year 2021 net income attributable to PFG of $1.7 billion, or $6.27 per diluted share.
•	Fourth quarter 2021 non-GAAP operating earnings[1] of $498 million, or $1.85 per diluted share. Full year 2021 non-GAAP operating earnings of $1.8 billion, or $6.77 per diluted share.
•	Assets under management (AUM) of $714 billion[2] managed by PFG.

•	Returned approximately $520 million of capital to shareholders in fourth quarter, including over $350 million in share repurchases and nearly $170 million of common stock dividends; deployed $1.6 billion year to date.

•	Company declared first quarter 2022 common stock dividend of $0.64 per share; an 8 cent, or 14%, increase over first quarter 2021.

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for fourth quarter and the full year of 2021.

•	Net income attributable to PFG for fourth quarter 2021 of $471.8 million, compared to $472.6 million for fourth quarter 2020. Net income per diluted share of $1.76 for fourth quarter 2021 compared to $1.70 in the prior year quarter. For the 12 months ending Dec. 31, 2021, net income attributable to PFG of $1,710.6 million, or $6.27 per diluted share, compared to $1,395.8 million, or $5.05 per diluted share, for the 12 months ending Dec. 31, 2020.

•	Non-GAAP operating earnings for fourth quarter 2021 of $498.4 million, compared to $409.6 million for fourth quarter 2020. Non-GAAP operating earnings per diluted share of $1.85 for fourth quarter 2021 compared to $1.48 for fourth quarter 2020. For the 12 months ending Dec. 31, 2021, non-GAAP operating earnings of $1,847.6 million, or $6.77 per diluted share, compared to $1,366.4 million, or $4.94 per diluted share, for the 12 months ending Dec. 31, 2020.

•	Quarterly common stock dividend of $0.64 per share for first quarter 2022 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.52 per share, a 13% increase compared to the prior year trailing twelve-month period. The dividend will be payable on Mar. 25, 2022, to shareholders of record as of Mar. 10, 2022.

"2021 was a milestone year for Principal, marked by the execution of our strategic review as well as our 20th anniversary as a public company,” said Dan Houston, chairman, president, and CEO of Principal®. “With a renewed focus on higher growth markets and improved capital efficiency, we were able to deliver strong non-GAAP operating earnings of $498 million in the fourth quarter and over $1.8 billion in 2021, a 35% increase compared to 2020. I am pleased to share that we returned approximately $1.6 billion to shareholders in 2021 and we expect to return even more in 2022, including a 14% increase in the first quarter dividend over the year ago quarter we announced last night.”

“Overall, focused execution across our diversified portfolio of businesses drove strong results throughout the year. We’re executing on a clear strategy that will enable us to deliver on our financial targets, as demonstrated by last week’s agreement to reinsure our in-force U.S. retail fixed annuity and universal life insurance with secondary guarantee blocks of business,” said Houston. “We look forward to sustaining the momentum in 2022 and beyond and creating long term shareholder value along the way.”

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

2 As of the fourth quarter 2021, the company changed its definition of assets under management to exclude assets managed by third parties where the company does not earn a fee for investment management services. A detailed definition is available in the company’s fourth quarter 2021 financial supplement, available on principal.com/investor. Using the prior definition, AUM would have been approximately $1 trillion as of the fourth quarter 2021. This compares to $981 billion of reported AUM as of the third quarter 2021.

Other highlights

Fourth Quarter

●	Retirement and Income Solutions (RIS) – Fee recurring deposits increased more than 50% over the fourth quarter of 2020 due in part to the Institutional Retirement and Trust (IRT) integration.

●	RIS – Spread sales of $2.4 billion, including $0.9 billion of guaranteed investment contract (GIC) and medium-term note (MTN) issuances and $0.8 billion of pension risk transfer sales.

●	Principal Global Investors (PGI) generated record PGI managed AUM of $546.5 billion and record PGI sourced AUM of $275.9 billion driven by strong investment performance.

●	Specialty Benefits premium and fees[3] increased 9% from strong sales, retention, and in-group growth.

●	Returned $520.6 million of capital to shareholders during the fourth quarter, including:

o	$168.5 million of common stock dividends with the $0.64 per share common dividend paid in the fourth quarter; and

o	$352.1 million to repurchase 5.1 million shares of common stock.

Full Year 2021

•	Total company AUM of $713.9 billion, including AUM net cash flow of $2.9 billion. Total company assets under administration (AUA) including AUM was $1,622.6 billion.

•	Strong investment performance[4] with 63% of Principal investment options above median on a one-year basis, 82% on a three-year basis, 82% on a five-year basis, and 86% on a ten-year basis. Additionally, 79% of fund-level AUM had a 4 or 5 star rating from Morningstar.

3 Premiums and fees = premiums and other considerations plus fees and other revenues.

4 Includes only funds with ratings assigned by Morningstar; non-rated funds excluded (87 total, 81 are ranked).

•	RIS – Fee account values increased nearly $200 billion, or more than 60% compared to a year ago, to $504.7 billion. This included approximately $130 billion from the Institutional Retirement and Trust (IRT) retirement business that migrated in the second quarter of 2021.

•	RIS – Spread sales of $7.9 billion, including $3.9 billion of GIC and MTN issuances and $1.8 billion of pension risk transfer sales.

•	PGI record full year pre-tax operating earnings of $708.4 million. Pre-tax return on operating revenues less pass-through expenses[5] was 42.8% on a trailing twelve-month basis.

•	Principal International (PI) generated net cash flow of $2.0 billion, with total reported AUM of $152.1 billion. Reported AUM does not include $175.4 billion of AUM in China.

•	Specialty Benefits premium and fee growth of 7%, including record in-group growth due to a strong labor market.

•	Individual Life sales of company owned life insurance (COLI), used to fund non-qualified deferred compensation plans, increased 47% from 2020, demonstrating our strength in the business market.

•	Returned $1,575.1 million of capital to shareholders in 2021, including:

o	$654.1 million of common stock dividends with the $2.44 per share common dividends paid; and

o	$921.0 million to repurchase 14.3 million shares of common stock.

Continued strong financial position

•	$2.6 billion of excess and available capital in our holding companies and other subsidiaries, which is available for corporate purposes.

o	Plan to grade excess capital at the holding company down to our $800 million target during 2022 while maintaining a 20-25% leverage ratio.

•	Statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 405%, slightly above our targeted 400% RBC ratio.

5 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

Segment Results

Retirement and Income Solutions - Fee

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q21	4Q20	% Change	4Q21	4Q20	% Change
Pre-tax operating earnings[6]	$125.9	$116.2	8%	$399.3	$456.3	(12)%
Net revenue[7]	$551.1	$506.5	9%	$2,037.9	$1,987.7	3%
Pre-tax return on net revenue[8]	22.8%	22.9%		19.6%	23.0%

•	Pre-tax operating earnings increased $9.7 million due to higher net revenue partially offset by higher operating expenses.

•	Net revenue increased $44.6 million primarily due to favorable equity markets.

Retirement and Income Solutions - Spread

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q21	4Q20	% Change	4Q21	4Q20	% Change
Pre-tax operating earnings	$203.9	$150.6	35%	$741.9	$510.6	45%
Net revenue	$249.6	$198.0	26%	$928.1	$664.8	40%
Pre-tax return on net revenue	81.7%	76.1%		79.9%	76.8%

•	Pre-tax operating earnings increased $53.3 million primarily due to higher net revenue.

•	Net revenue increased $51.6 million primarily due to higher variable investment income and favorable experience gains.

6 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

7 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

8 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

(in millions except percentages or otherwise	Quarter			Trailing Twelve Months
noted)	4Q21	4Q20	% Change	4Q21	4Q20	% Change
Pre-tax operating earnings	$192.8	$151.9	27%	$708.4	$512.9	38%

Operating revenues less pass-through expenses[9]	$453.4	$374.2	21%	$1,667.9	$1,383.7	21%
Pre-tax return on operating revenues less pass-through expenses	42.8%	41.0%		42.8%	37.5%

Total PGI assets under management (billions)	$546.5	$502.1	9%
PGI sourced assets under management (billions)	$275.9	$244.7	13%

•	Pre-tax operating earnings increased $40.9 million due to higher operating revenues less pass-through expenses, partially offset by higher operating expenses.

•	Operating revenues less pass-through expenses increased $79.2 million primarily due to growth in management fees resulting from an increase in AUM and higher performance fees.

Principal International

(in millions except percentages or otherwise	Quarter			Trailing Twelve Months
noted)	4Q21	4Q20	% Change	4Q21	4Q20	% Change
Pre-tax operating earnings	$105.2	$59.6	77%	$309.0	$243.6	27%

Combined net revenue (at PFG share) 10	$282.9	$214.5	32%	$971.7	$826.6	18%
Pre-tax return on combined net revenue (at PFG share)	37.2%	27.8%		31.8%	29.5%

Assets under management (billions)	$152.1	$165.2	(8)%

•	Pre-tax operating earnings increased $45.6 million primarily due to higher combined net revenue.

•	Combined net revenue (at PFG share) increased $68.4 million due to higher variable investment income in Chile and favorable impacts from inflation in Brazil in the current quarter compared to unfavorable impacts in the year-ago quarter.

9 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

10 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or	Quarter			Trailing Twelve Months
otherwise noted)	4Q21	4Q20	% Change	4Q21	4Q20	% Change
Pre-tax operating earnings	$65.5	$45.1	45%	$256.3	$292.3	(12)%

Premium and fees	$652.3	$597.4	9%	$2,530.3	$2,364.8	7%
Pre-tax return on premium and fees[11]	10.0%	7.5%		10.1%	12.4%
Incurred loss ratio	64.2%	66.5%		65.0%	62.1%

•	Pre-tax operating earnings increased $20.4 million due to growth in the business and favorable claims.

•	Premium and fees increased $54.9 million due to growth in the business.

•	Incurred loss ratio decreased due to improved claims experience despite higher COVID-19 related claims in Group Life.

Individual Life Insurance

(in millions except percentages or otherwise	Quarter			Trailing Twelve Months
noted)	4Q21	4Q20	% Change	4Q21	4Q20	% Change
Pre-tax operating earnings (losses)	$31.9	$44.4	(28)%	$214.5	$(52.4)	NM

Premium and fees	$308.1	$302.0	2%	$1,253.8	$1,227.5	2%
Pre-tax return on premium and fees	10.4%	14.7%		17.1%	(4.3)%

•	Pre-tax operating earnings decreased $12.5 million due to unfavorable COVID-19 and non-COVID-19 related claims in the current quarter compared to the prior year quarter.

•	Premium and fees increased $6.1 million due to growth in the business.

Corporate

(in millions except percentages or	Quarter			Trailing Twelve Months
otherwise noted)	4Q21	4Q20	% Change	4Q21	4Q20	% Change
Pre-tax operating losses	$(94.4)	$(81.6)	(16)%	$(368.0)	$(326.4)	(13)%

•	Pre-tax operating losses increased $12.8 million primarily due to higher operating expenses.

11 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2020, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2021, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends, make share repurchases and meet its obligations may be constrained by the limitations on dividends or other distributions Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; risks in completing the company’s announced reinsurance transaction for its in-force U.S. retail fixed annuity and universal life with secondary guarantee blocks of business within the terms or timing contemplated; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Tuesday, Feb. 8, 2022, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 833-875-0582 (U.S. and Canadian callers) or 216-562-0095 (international callers) approximately 10 minutes prior to the start of the call. The access code is 4488026.

•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 4488026. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 15, 2022.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®12

Principal Financial Group® (Nasdaq: PFG) is a global financial company with over 18,000 employees13 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 50 million customers12 plan, insure, invest, and retire, while working to improve our planet, support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the World’s Most Ethical Companies14, a member of the Bloomberg Gender Equality Index, and a Top 10 “Best Places to Work in Money Management15.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

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Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/21	12/31/20	12/31/21	12/31/20
Net income attributable to PFG	$471.8	$472.6	$1,710.6	$1,395.8
Net realized capital (gains) losses, as adjusted	26.6	(63.0)	137.0	(29.4)
Non-GAAP Operating Earnings*	$498.4	$409.6	$1,847.6	$1,366.4
Income taxes	132.4	76.6	413.8	270.5
Non-GAAP Pre-Tax Operating Earnings	$630.8	$486.2	$2,261.4	$1,636.9

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$329.8	$266.8	$1,141.2	$966.9
Principal Global Investors	192.8	151.9	708.4	512.9
Principal International	105.2	59.6	309.0	243.6
U.S. Insurance Solutions	97.4	89.5	470.8	239.9
Corporate	(94.4)	(81.6)	(368.0)	(326.4)
Total Segment Pre-Tax Operating Earnings	$630.8	$486.2	$2,261.4	$1,636.9

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/21	12/31/20	12/31/21	12/31/20
Net income	$1.76	$1.70	$6.27	$5.05
Net realized capital (gains) losses, as adjusted	0.09	(0.22)	0.50	(0.11)
Non-GAAP Operating Earnings	$1.85	$1.48	$6.77	$4.94
Weighted-average diluted common shares outstanding (in millions)	268.7	277.2	272.9	276.6

12 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

13 As of December 31, 2021

14 Ethisphere Institute, 2021

15 Pensions & Investments, 2020

*U.S. GAAP (GAAP) net income attributable to Principal Financial Group versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	12/31/21	12/31/20
Total assets (in billions)	$304.7	$296.6
Stockholders’ equity (in millions)	$16,125.8	$16,617.3
Total common equity (in millions)	$16,069.4	$16,558.9
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,894.9	$12,862.9
End of period common shares outstanding (in millions)	261.7	273.3
Book value per common share	$61.40	$60.59
Book value per common share excluding AOCI other than foreign currency translation adjustment	$49.27	$47.07

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	12/31/21	12/31/20
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$16,125.8	$16,617.3
Noncontrolling interest	(56.4)	(58.4)
Stockholders’ equity available to common stockholders	16,069.4	16,558.9
Net unrealized capital (gains) losses	(3,519.2)	(4,156.5)
Net unrecognized postretirement benefit obligation	344.7	460.5
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$12,894.9	$12,862.9

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$61.40	$60.59
Net unrealized capital (gains) losses	(13.45)	(15.20)
Net unrecognized postretirement benefit obligation	1.32	1.68
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$49.27	$47.07

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/21	12/31/20	12/31/21	12/31/20
Income Taxes:
Total GAAP income taxes	$103.8	$100.1	$326.2	$265.0
Net realized capital gains (losses) tax adjustments	17.9	(25.1)	56.2	(28.2)
Income taxes related to equity method investments and noncontrolling interest	10.7	1.6	31.4	33.7
Income taxes	$132.4	$76.6	$413.8	$270.5

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$44.2	$133.1	$2.5	$302.6

Recognition of front-end fee revenues	1.0	(2.6)	(2.9)	11.4
Market value adjustments to fee revenues	-	(1.6)	(0.6)	(1.6)
Net realized capital gains (losses) related to equity method investments	(5.7)	3.4	(24.0)	(1.5)
Derivative and hedging-related revenue adjustments	(51.9)	(47.2)	(160.3)	(132.9)
Sponsored investment fund adjustments	5.4	4.8	21.3	17.3
Amortization of deferred acquisition costs	(8.7)	32.0	(0.2)	(0.5)
Capital gains distributed – operating expenses	(4.2)	(24.8)	(69.4)	(41.7)
Amortization of other actuarial balances	(3.0)	8.9	11.3	(26.3)
Market value adjustments of embedded derivatives	1.0	8.1	79.8	(55.0)
Capital gains distributed – cost of interest credited	(16.2)	(9.4)	(37.3)	(8.2)
Net realized capital gains (losses) tax adjustments	17.9	(25.1)	56.2	(28.2)
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(6.4)	(16.6)	(13.4)	(6.0)
Total net realized capital gains (losses) after-tax adjustments	(70.8)	(70.1)	(139.5)	(273.2)

Net realized capital gains (losses), as adjusted	$(26.6)	$63.0	$(137.0)	$29.4

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/21	12/31/20	12/31/21	12/31/20
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$493.9	$412.6	$1,828.0	$1,539.1
Commissions and other expenses	(40.5)	(38.4)	(160.1)	(155.4)
Operating revenues less pass-through expenses	$453.4	$374.2	$1,667.9	$1,383.7

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$105.2	$59.6	$309.0	$243.6
Combined operating expenses other than pass-through commissions (at PFG share)	177.7	154.9	662.7	583.0
Combined net revenue (at PFG share)	$282.9	$214.5	$971.7	$826.6